Exhibit 5.1

STEVENS HOLDING COMPANY, INC.

6920 SEAWAY BLVD

EVERETT, WA 98203

June 21, 2018

Stevens Holding Company, Inc.

6920 Seaway Blvd

Everett, WA 98203

Re: Registration Statement on Form S-4 and Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 and Form S-1 (the “Registration Statement”), to be filed by Stevens Holding Company, Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of Fortive Corporation, a Delaware corporation (“Fortive”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the offering by Fortive of all of the shares of common stock of the Company (the “Newco Common Stock”) to be distributed (the “Distribution”) to stockholders of Fortive in an exchange offer (the “Exchange Offer”) and, to the extent the Exchange Offer is undersubscribed, a spin-off distribution, in each case, pursuant to the Separation and Distribution Agreement, dated as of March 7, 2018, by and among Fortive, the Company and Altra Industrial Motion Corp. (as may be amended from time to time, the “Distribution Agreement”) and described in the Registration Statement (collectively, the “Distribution Common Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act. In rendering the opinion stated herein, I have examined and relied upon the following:

(i) the Distribution Agreement;

(ii) the Registration Statement in the form filed with the Commission under the Act on the date hereof;

(iii) a copy of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), as certified by the Secretary of State of the State of Delaware as of the date hereof;

(iv) a copy of the Certificate of Amendment to the Certificate of Incorporation of the Company (the “Amended Charter”), as certified by the Secretary of State of the State of Delaware as of the date hereof;

(v) a copy of the Company’s Bylaws, as in effect on the date hereof;

(vi) a copy of certain resolutions of the board of directors of the Company adopted on March 7, 2018, relating to the filing of the Registration Statement, the issuance of the Distribution Common Stock and certain related matters;

(vii) a copy of certain resolutions of Fortive, as the sole stockholder of the Company, adopted on May 9, 2018, relating to the approval of the Amended Charter and adopted on March 7, 2018, relating to the issuance of the Distribution Common Stock; and

(viii) the global certificate evidencing the Newco Common Stock.

I have also examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder, and I also have assumed the due authorization by all requisite action, corporate, limited liability company or other, and the execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties. In rendering the opinion set forth below, I have assumed that, at the time of issuance and delivery of the Distribution Common Stock, the global certificate evidencing the Distribution Common Stock examined by me will be manually signed by an authorized officer of the transfer agent and registrar for the Newco Common Stock and registered by such transfer agent and registrar. As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon the documents furnished to me by the Company, statements and representations of officers and other representatives of the Company, the corporate records provided to me by such officers or representatives and certificates and other documents obtained from public officials.

I do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that when the shares of the Distribution Common Stock have been issued and delivered in accordance with the terms and conditions of the Distribution Agreement, such Distribution Common Stock will have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and will be validly issued, fully paid and nonassessable.

I also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of my name therein and in the related prospectus and any prospectus supplement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Daniel B. Kim

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